CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
THE SINGING MACHINE COMPANY, INC.

The undersigned, being the Interim Chief Executive Officer of THE SINGING MACHINE COMPANY, INC., a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is The Singing Machine Company, Inc. (the "Corporation").

2. The Certificate of Incorporation of the Corporation is hereby amended by replacing the first sentence of the first paragraph of Article Fourth, in its entirety, with the following:

> " FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred one million one hundred thousand (101,100,000) shares of which one hundred million (100,000,000) shares shall be Common Stock with a par value of $.01, one hundred thousand (100,000) shares shall be Class A Common Stock with a par value of $.01, and one million (1,000,000) shares shall be Preferred Stock with a par value of $1.00. "

3. The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted by a majority of the Corporation's shareholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. The foregoing amendment shall be effective as of January 27, 2006.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Yi Ping Chan, its Interim Chief Executive Officer, this 26th day of January, 2006.

THE SINGING MACHINE COMPANY, INC.

By: /s/ Yi Ping Chan
Yi Ping Chan, Interim Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:56 PM 01/27/2006
FILED 01:44 PM 01/27/2006
SRV 060082249 - 2376345 FILE